CONTACT:     Jim  Kerrigan
                  949-453-3990


               Lantronix Reports Third Fiscal 2003 Quarter Results

     May 5, 2003 - IRVINE, California - Lantronix (Nasdaq LTRX) today reported results for its third fiscal quarter ended March 31, 2003:

- Revenues for the quarter were $12.4 million, in line with management's updated guidance and approximately flat from the prior quarter. Net loss for the three-month period was $(9.9) million, or $(0.18) per share.

- Operating expenses for the quarter were reduced by $3.1 million to $12.4 million, compared with $15.5 million for the same period last year.

- Selling, general and administrative expenses, and research and development expenses were reduced $1 million, to $10.3 million , compared to $11.3 million in the prior quarter.

- The company began production shipment of XPort, the world's first and smallest integrated web / networking server solution.

----------------------------

     With the implementation of Regulation G, effective March 28, 2003, results contained in this news release reflect only GAAP accounting treatment. Further explanation of Lantronix results will be available on its web site at www.lantronix.com, and, when filed, with the SEC in the company's Form 10-Q for the period ending March 31, 2003.

     Revenues for the third fiscal quarter ended March 31, 2003 were $12.4 million, compared to $14.6 million for the same period last year. Net loss for the three-month period was $(9.9) million, or $(0.18) per share, compared with a net loss of $(8.7) million, or $(0.16) per share, for the same period last year.

     Revenues for the nine-month period ending March 31, 2003 were $37.7 million, compared with $46.1 million for the same period last year. Net loss for the nine-month period totaled $(28.4) million, or $(0.53) per share, compared with net loss of $(12.9) million, or $(0.25) per share for the same period last year.

     Gross profit for the quarter decreased to $3.0 million, or 24.2% of revenues, from $4.2 million, or 28.8% a year earlier. The decrease is attributable to an increase in reserve for excess and obsolete inventories of $(1.9) million for the quarter, compared to $(1.6) million a year earlier.

     During the third quarter, cash and investments decreased approximately $5.5 million, compared with a decrease of $7.7 million for the same period last year.

     As previously announced, the company had significant product achievements during the quarter:

- The company teamed with Visteon, a leading tier-one automotive supplier, in creating a network-enabled concept vehicle. The concept vehicle was showcased at the 2003 Consumer Electronics Show in Las Vegas, and more recently at the Embedded Systems Conference in San Francisco.

- Lantronix launched version 2 of award-winning Premise Home Control Software. In addition, the company began shipping a new Personal edition of the product.

- The company started shipment of its innovative XPort product line, the world's first and smallest complete web / network enabled server.

     "During last quarter, we continued to experience product shortages which began in November of last year as a result of our transition to outside manufacturers. While there will be some revenue impact due to supply issues in this fiscal quarter, we can report substantial progress was made to improve the situation, and, the effect of any production issues on our revenue results for this quarter are projected to be minimal. During last quarter, however, shortages affected our ability to grow revenue and required that we use cash to expedite product and fund inventories on behalf of our manufacturers. We had planned to reduce our working capital needs, but instead, increased our gross inventory by $0.4 million. As our manufacturing transition issues abate, we are aggressively managing inventory levels back to a normal level and expect to have this work completed by the end of the current quarter," said Marc Nussbaum, president and chief executive officer. "In addition, as a result of actions to simplify the business, we recorded an increase in reserves for excess and obsolete inventories. These reserves were driven by the shutdown of in-house manufacturing and trimming of our product lines."

     Nussbaum added: "At the same time, the actions we instituted over the past several quarters continued to improve key operational fundamentals of the business. While cash used in the quarter was higher than originally forecasted, we have made substantial progress toward our goal of achieving cash break-even in the near future."


1.     Fiscal  2003  Outlook

     The following statements are forward-looking and are based on current expectations. Actual results may differ materially from those described below. The company undertakes no obligation to update this release.

     "In the face of flat revenues, we continue to improve our product margins, streamline our operations, and reduce expenses. Recent results may indicate a slippage from the original plans we established three quarters ago, and as a result, we have updated our guidance to cash breakeven within the next two fiscal quarters. With a modest increase in revenues this quarter, our outlook is that we anticipate net cash usage in the current quarter of approximately $1.3 million," Nussbaum said.


About  Lantronix

     Lantronix, Inc. (Nasdaq: LTRX) is a provider of hardware and software solutions ranging from systems that allow users to remotely manage network infrastructure equipment to technologies that network-enable devices and appliances. Lantronix was established in 1989, and its worldwide headquarters are in Irvine, Calif. For more information, visit the company on the Internet at www.lantronix.com.
-----------------

Safe  Harbor

This  press  release  contains  forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby and the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. For example, our discussion of the impact of production issues on the current quarter is forward-looking, and is subject to risks and uncertainties. Additional delays, due to component shortages, the impact of SARs or other events could cause a product shortage, which would harm our net revenues and operating results. Similarly, our inventory levels could be greater than expected, due to reduced demand for our products, or inaccurate forecasts. Achieving cash-break even is dependent on many factors, some of which are beyond our control. Our net cash usage could be greater than expected for many reasons, including higher than expected costs associated with pending litigation, unexpected restructuring costs, or other reasons. If our expenses are greater than we anticipate or our net revenues less than expected, we will not achieve cash-break even within the time we currently anticipate. These statements, and other forward-looking statements, are not guarantees of future performance and involve risks and uncertainties as more fully described in the company's periodic filings with the Securities and Exchange Commission.



          SELECTED UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS DATA
                      (In thousands, except per share data)

                                                 Three Months Ended     Nine Months Ended
                                                     March 31,              March 31,
                                                   2003      2002       2003       2002
                                                 -------   --------   --------   --------
Net revenues. . . . . . . . . . . . . . . . . .  $12,362   $ 14,580   $ 37,701   $ 46,137
Cost of revenues (A). . . . . . . . . . . . . .    9,370     10,374     25,253     25,451

Gross profit. . . . . . . . . . . . . . . . . .    2,992      4,206     12,448     20,686

Operating expenses:
  Selling, general and administrative . . . . .    7,771      9,206     23,850     24,478
  Research and development. . . . . . . . . . .    2,536      2,225      8,083      6,273
  Stock-based compensation. . . . . . . . . . .    1,564        707      2,344      2,660
  Amortization of purchased intangible assets .      401        579        857      1,388
  Restructure charges . . . . . . . . . . . . .      120      2,810      5,049      2,810
    Total operating expenses. . . . . . . . . .   12,392     15,527     40,183     37,609

Loss from operations. . . . . . . . . . . . . .   (9,400)   (11,321)   (27,735)   (16,923)

Interest income (expense), net. . . . . . . . .       20        289        287      1,304
Other income (expense), net . . . . . . . . . .     (527)      (185)      (935)      (989)

Loss before income taxes. . . . . . . . . . . .   (9,907)   (11,217)   (28,383)   (16,608)

Provision (benefit) for income taxes. . . . . .       14     (2,487)        62     (3,683)

Net loss. . . . . . . . . . . . . . . . . . . .  $(9,921)  $ (8,730)  $(28,445)  $(12,925)


Basic and diluted net loss per share. . . . . .  $ (0.18)  $  (0.16)  $  (0.53)  $  (0.25)

Weighted average shares (basic and diluted) . .   54,919     53,305     54,178     50,700


(A) Cost of revenues includes the following:
    Amortization of purchase intangible assets.  $ 1,205   $    612   $  3,260   $  1,510
    Stock-based compensation. . . . . . . . . .       23         21         60         97
    Provision for inventory reserve . . . . . .    1,945      1,642      3,217      1,333

                                                 $ 3,173   $  2,275   $  6,537   $  2,940



                    SELECTED CONSOLIDATED BALANCE SHEET DATA
                                 (In thousands)

                                                        March 31,    June 30,
                                                          2003         2002
                                                       (Unaudited)
Cash and cash equivalents and marketable securities .  $   14,537   $  33,454
Accounts receivable, net. . . . . . . . . . . . . . .       4,540       6,172
Inventories (net of reserves of $8,973 and $5,756 at
   March 31, 2003 and June 30, 2002, respectively). .       6,553      10,743
Goodwill, net . . . . . . . . . . . . . . . . . . . .      16,081      13,811
Purchased intangible assets, net. . . . . . . . . . .      12,604      14,681
Long-term investments . . . . . . . . . . . . . . . .       5,664       6,761
Total assets. . . . . . . . . . . . . . . . . . . . .      75,335     103,812

Accumulated deficit . . . . . . . . . . . . . . . . .    (121,320)    (92,875)
Total stockholders' equity. . . . . . . . . . . . . .      56,544      82,157